Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Pricing of $750 Million of Senior Unsecured Notes

HOUSTON, TEXAS – October 23, 2012 – Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has priced $750 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) in a private offering. The Notes will bear interest at a rate of 8.875% per annum and will be issued at 99.247% of par. The private offering was upsized from the previously announced $700 million aggregate principal amount of Notes. Halcón intends to use the net proceeds from the offering to fund the cash consideration payable in connection with its pending acquisition of producing and undeveloped oil and gas assets in the Williston Basin (“Williston Basin Assets”) and for general corporate purposes.

The securities were offered to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933 (the “Securities Act”), as amended. The Company expects to close the offering into escrow on or about November 6, 2012, subject to release upon closing of the Williston Basin Assets acquisition.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, the size of the offering and the anticipated use of proceeds. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Scott M. Zuehlke

VP, Investor Relations

Halcón Resources

(832) 538-0314